Exhibit 4.1

KAPSTONE PAPER AND PACKAGING CORPORATION

2009 EMPLOYEE STOCK PURCHASE PLAN

WITNESSETH:

WHEREAS, KapStone Paper and Packaging Corporation (the “Company”) desires to provide eligible employees of the Company and its subsidiaries interest in the Company through the purchase of shares of common stock of the Company (“Common Stock”); and

WHEREAS, the Company desires to offer inducement to eligible employees to remain as employees by providing a plan for the purchase of Common Stock at a discounted rate,

NOW, THEREFORE, the Company hereby establishes this Employee Stock Purchase Plan (the “Plan”) pursuant to the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, as follows:

ARTICLE I

ESTABLISHMENT OF PLAN

The Plan is hereby established effective as of the later of January 1, 2010 or the date the registration of the Common Stock to be issued hereunder is declared effective by the Securities and Exchange Commission; provided, however, that this Plan shall not become effective unless it has received the approval of the holders of a majority of the issued and outstanding Common Stock of the Company who are either present or represented and entitled to vote at a meeting of shareholders of the Company duly held within twelve (12) months after the date the Plan is adopted by the Board of Directors of the Company.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.01.        Definitions. When the initial letter of a word or phrase is capitalized, the meaning of such word or phrase shall be as follows:

(a)           “Account” means one or more bookkeeping accounts where a recording of each Participant’s interest in the Plan, consisting of the sum of the Participant’s payroll deductions under the Plan and the number of shares of Common Stock purchased by the Participant, all of which shall be maintained by the Custodian.  Each Account shall be in the name of the Participant only.

(b)           “Act” means the Securities Exchange Act of 1934, as amended.

(c)           “Board of Directors” means the board of directors of the Company as it shall exist from time to time.

(d)           “Code” means the Internal Revenue Code of 1986, as amended or any subsequently enacted federal revenue law, as well as any regulations duly promulgated thereunder.

(e)           “Committee” means the Compensation Committee of the Board of Directors, provided that, if any member of the Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3 of the Act, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of the Plan.

(f)            “Common Stock” means the shares of Common Stock, $0.0001 par value per share, of the Company.

(g)           “Company” means KapStone Paper and Packaging Corporation, a Delaware corporation, and its successors (by merger, consolidation or otherwise) and assigns.

(h)           “Compensation” means all compensation paid by the Company or any subsidiary to an employee through their respective payroll systems for services as an employee, including wages or salary, paid time off and approved absence pay, but excluding overtime payments, incentive compensation, bonuses, profit sharing payments, stock incentive program payments, severance payments and all fringe benefit payments.

(i)            “Custodian” means any party designated by the Committee or Plan Administrator pursuant to Section 7.02 to act as custodian of the Plan.

(j)            “Effective Date” means the effective date of this Plan, which is the later of January 1, 2010 or the date the registration of shares of Common Stock to be issued hereunder with the Securities and Exchange Commission is declared effective.

(k)           “Eligible Employee” means any person residing in the United States who is employed by the Company or any of its subsidiaries on the Offering Date (as designated by the Committee or Plan Administrator) except for:

(i)            employees whose customary employment is twenty (20) hours or less per week or less than five months in a calendar year; or

(ii)           any officer of the Company who is also a “highly compensated employee” within the meaning of the Code Section 414(q).

(l)            “Fair Market Value” means (a) the closing price on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal, or if not so listed, the price reasonably determined by the Committee or Plan Administrator in accordance with Treasury Regulation Section 20.2031-2. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

(m)          “Offering Date” means each January 1 and July 1, or the first business day thereafter on which Common Stock is offered for purchase hereunder and/or such other date or dates selected by the Committee or Plan Administrator from time to time on which Common Stock is offered for purchase hereunder (with Fair Market Value determined on such date or, if not quoted on such date, on the next succeeding thereto on which Fair Market Value is quoted).

(n)           “Participant” means an Eligible Employee who (i) authorizes the Company to make payroll deductions from Compensation for the purpose of purchasing Common Stock pursuant to the Plan, (ii) has commenced participation in the Plan pursuant to Section 3.01, and (iii) has not incurred a withdrawal, voluntary or involuntary, pursuant to Article VI.

(o)           “Payday” means the date on which an Eligible Employee receives any Compensation.

(p)           “Plan” means this KapStone Paper and Packaging Corporation 2009 Employee Stock Purchase Plan.

(q)           “Plan Administrator” means one or more individuals to whom authority is delegated by the Committee to administer the Plan.

(r)            “Plan Term” means the period from the Effective Date to and including December 31, 2019.

(s)           “Purchase Date” means each of June 30 and December 31 during the Plan Term on which Fair Market Value can be determined and on which Common Stock is acquired hereunder and/or such other date or dates selected by the Committee or Plan Administrator from time to time on which Common Stock is acquired hereunder (with Fair Market Value determined on such date or, if not quoted on such date, on the last day prior thereto on which Fair Market Value is quoted).

(t)            “Purchase Price” means the price per share of Common Stock for purchase by Participants as defined in Section 5.02.

(u)           “Section,” when not preceded by the word “Code,” means a section of this Plan.

Section 2.02.        Construction and Governing Law.

(a)           This Plan shall be construed, enforced and administered and the validity thereof determined in accordance with the Code and the regulations thereunder, and in accordance with the laws of the State of Delaware when such laws are not inconsistent with the Code.

(b)           This Plan is intended to qualify as an employee stock purchase plan under Code Section 423 and the regulations thereunder.  The provisions of the Plan shall be construed so as to fulfill this intention.

ARTICLE III

PARTICIPATION

Section 3.01.        Participation. Any person who is an Eligible Employee as of any Offering Date under this Plan may become a Participant in this Plan beginning on such Offering Date by completing and delivering to the Committee or Plan Administrator such enrollment agreement, whether in written or electronic form, as the Committee or Plan Administrator shall require to authorize payroll deductions and to request participation in this Plan no later than five (5) days prior to such Offering Date or such other deadline as may be prescribed by the Committee or Plan Administrator.

Section 3.02.        Payroll Deductions.

(a)           Payroll deductions for a Participant shall commence on the first Payday after the Offering Date when the Eligible Employee becomes a Participant and shall continue thereafter until the earlier of (i) the termination of this Plan, as provided in Section 8.02, or (ii) the date the Participant suspends his or her payroll deductions pursuant to paragraph (b) of this Section 3.02.  Each Participant shall authorize his or her employer to make deductions from Participant’s Compensation on each Payday during such time as he or she is a Participant in the Plan at whole percentage rates from 1% through 15% of the Participant’s Compensation.

(b)           A Participant may not increase his or her payroll deduction but may decrease his or her payroll deduction no more than three (3) times between Offering Dates during participation effective as of the Payday following delivery of notice, whether in written or electronic form, to the Committee or Plan Administrator, or as soon as administratively reasonable thereafter.  If a Participant, on any scheduled Payday, shall receive no pay or his or her net pay shall be insufficient, after all required deductions, to permit withholding the payroll deduction in full as authorized hereunder and in the enrollment agreement, the Company or its subsidiary shall (i) if the pay is insufficient for any deduction hereunder, suspend the deduction until the next Payday in which Participant’s net pay is sufficient for such withholding, or (ii) if the pay is insufficient for a full deduction hereunder, effect a partial deduction equal to the net pay available for such deduction; provided, however, that no withdrawal shall be deemed to have occurred in either event.  If no deduction or if a partial deduction is effected, no carryover of the balance of the authorized deduction shall occur.

Section 3.03.        Participant’s Account. On each Payday, the Company or its subsidiary, as the case may be, shall deduct the authorized amount from each Participant’s Compensation and, as soon as administratively reasonable, shall report the amount of such deductions to the Custodian.  The Custodian shall credit the Account of each Participant with the amount of the Participant’s payroll deduction under the Plan effective as of the Payday on which it was deducted.  Interest shall not be paid on amounts held in a Participant’s Account.

ARTICLE IV

COMMON STOCK

The shares subject to issuance under this Plan shall be Common Stock.  The total number of shares of Common Stock which may be purchased under this Plan shall not exceed in the aggregate five hundred thousand (500,000) shares of Common Stock during the Plan Term, except as such numbers of shares of Common Stock shall be or have been adjusted in accordance with Section 8.01 of this Plan.  In the event the aggregate number of shares of Common Stock issuable shall exceed in the aggregate five hundred thousand (500,000) shares of Common Stock (adjusted pursuant to Section 8.01 of the Plan), the Committee or Plan Administrator shall reduce proportionately each Participant’s purchase hereunder to the extent necessary so that the aggregate number of shares of Common Stock will not exceed the number of authorized shares, allocated proportionately based on Participant contributions for the Purchase Date during which the number of authorized shares is exceeded and if any such reduction results in cash credited to a Participant’s Account, such cash shall be refunded to the Participant as soon as administratively practical.  Common Stock required to satisfy purchases pursuant to the Plan shall be provided out of the Company’s authorized and unissued shares or treasury shares or acquired by the Company in open market transactions or private transactions.  If shares of Common Stock are purchased in one or more transactions on the open market or in private transactions at the direction of the Committee or Plan Administrator, the Company will pay the difference between the Purchase Price and the price at which such shares are purchased for Participants.

ARTICLE V

PURCHASE AND SALE OF COMMON STOCK

Section 5.01.        The Offering. Notwithstanding any provision in this Plan to the contrary:

(a)           a Participant may not purchase Common Stock hereunder to the extent that, after such purchase, the Participant would own (or be considered to own) of record or beneficially shares in the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company, within the meaning of Code Section 423(b)(3);

(b)           no Participant may be granted rights to purchase Common Stock under this Plan which accrue at a rate that exceeds Twenty Five Thousand Dollars ($25,000) of Fair Market Value of shares of Common Stock (determined at the Offering Date) for each calendar year during which such a right to purchase Common Stock is outstanding, as provided in Code Section 423(b)(8); and

(c)           the maximum number of shares of Common Stock which may be purchased by any Participant on a Purchase Date shall be 3,000 shares, except that this maximum number of shares shall be adjusted upon the occurrence of an event described in Section 8.01.

Section 5.02.        Purchase Price. The “Purchase Price” for Common Stock purchased shall be equal to 95% of the Fair Market Value per share of the Common Stock on the Purchase Date.

Section 5.03.        Purchase of Common Stock; Limitations.

(a)           Within five (5) days following each Purchase Date during the Plan Term, the Committee or Plan Administrator shall determine the Purchase Price per share of Common Stock in accordance with Section 5.02 herein.  Each Participant shall thereupon automatically purchase from the Company and the Company shall cause to be issued to the Participant, as promptly as administratively possible, that number of whole shares of Common Stock which such Participant’s Account shall enable such Participant to purchase at the Purchase Price.  Irrespective of the actual date of purchase, the date of purchase of Common Stock hereunder shall be deemed the Purchase Date.  All shares purchased shall be maintained by the Custodian in the Account for each Participant.

(b)           All cash dividends paid with respect to shares of the Common Stock held in the Account shall be added to the Participant’s Account and shall be used to purchase shares of Common Stock at the next Purchase Date.  Expenses incurred in the purchase of such shares shall be paid by the Company.  All dividends distributed in-kind with respect to Common Stock held in the Account shall be added to the shares held for a Participant in his or her Account.  Any distribution of shares with respect to shares of Common Stock held for a Participant in his or her Account shall be added to the shares of Common Stock held for a Participant in his or her Account.

(c)           A Participant shall have no interest in or rights as a shareholder with respect to Common Stock under this Plan until such shares of Common Stock have been issued to the Participant.

(d)           Any balance remaining in an employee’s payroll deduction account following the purchase of shares of Common Stock will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward to the employee’s Account, except that if the employee requests a refund of the residual, in accordance with procedures established by the Committee or Plan Administrator, or if the employee terminates his or her employment, the balance shall then be refunded.

Section 5.04.        Sale of Common Stock. Unless otherwise prohibited by law or policy of the Company, a Participant shall have the right at any time to direct that any shares of Common Stock in his or her Account be sold and that the proceeds, less expenses of sale, be remitted to him or her.

ARTICLE VI

WITHDRAWAL FROM PARTICIPATION

Section 6.01.        Voluntary Withdrawal. A Participant may withdraw from participation in the Plan at any time.  A Participant’s withdrawal shall be effective as of the Payday following delivery of notice, whether in written or electronic form, to the Committee or Plan Administrator, or as soon as administratively reasonable thereafter.  The Committee or Plan Administrator shall notify the Custodian of the withdrawal of any Participant.  As soon as administratively reasonable after the effective date of a Participant’s withdrawal from the Plan, the cash balance of the Participant’s Account shall be paid to him or her in cash.  No partial withdrawals are permitted.  Any Eligible Employee who withdraws from the Plan shall be entitled to resume payroll deductions and become a Participant only after compliance with Section 3.01.

Section 6.02.        Involuntary Withdrawal. Upon termination of a Participant’s employment with the Company or its subsidiaries for any reason, including resignation, discharge (with or without cause), disability or retirement, the cash balance of the Participant’s Account shall be paid to the Participant and the shares of Common Stock held in the Participant’s Account shall be remitted to the Participant, or, in the case of the Participant’s death, to the Participant’s beneficiary as provided in Section 6.04.  The Company or the Custodian shall pay such amount as soon as administratively reasonable after the Committee or Plan Administrator has received notification of such termination of employment.

Section 6.03.        Interest. No payroll deductions or Account balances paid to a Participant, or paid to any beneficiary in accordance with Section 6.04, shall be credited with interest.

Section 6.04.        Participant’s Beneficiary.

(a)           A Participant may file with the Committee or Plan Administrator a designation of a beneficiary who is to receive any Common Stock or cash credited to the Participant’s Account under this Plan in the event of the Participant’s death.  Such designation of beneficiary may be changed by the Participant at any time by notice to the Committee or Plan Administrator, whether in written or electronic form, as approved by the Committee or Plan Administrator.

(b)           Upon the death of a Participant, and on receipt by the Committee or Plan Administrator of reasonable proof of the identity and existence of the Participant’s designated beneficiary, the Committee or Plan Administrator shall cause delivery of the shares or cash as provided in Section 6.04(a), if any, to such beneficiary as soon as administratively reasonable.  If a Participant dies without a surviving designated beneficiary, the Committee or Plan Administrator shall cause delivery of such shares or cash to the estate or a representative of the estate of the Participant.

(c)           No designated beneficiary and no heir or beneficiary of the estate of a deceased Participant shall acquire any interest in the Common Stock or cash credited to the Participant’s Account under this Plan prior to the death of the Participant.

ARTICLE VII

PLAN ADMINISTRATION

Section 7.01.        Administrative Committee.

(a)           The Plan shall be administered, at the expense of the Company, by the Committee, except that the Committee may appoint one or more individuals to comprise the Plan Administrator which will have the authority of the Committee in all Plan administrative matters.

(b)           The Committee or Plan Administrator shall be vested with full authority to take any and all actions necessary to implement this Plan and to interpret this Plan and make, administer and interpret such rules and regulations as it deems necessary to administer the Plan.  Any determination, construction, interpretation, administration, or application of the Plan by the Committee or Plan Administrator shall be final, conclusive and binding on all Participants, beneficiaries and any and all other persons claiming under or through any Participant.

(c)           Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to such indemnification and reimbursement as directors of the Company as provided in its Articles of Incorporation and/or Bylaws.

Section 7.02.        Custodian.

(a)           The Committee or Plan Administrator, in its sole discretion, may appoint a Custodian.  The Custodian may be removed by the Committee or Plan Administrator at any time.

(b)           The Custodian shall keep or cause to be kept accurate and detailed bookkeeping accounts of all contributions, receipts, disbursements and transfers of cash and shares of Common Stock under the Plan, and all bookkeeping accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Board of Directors, the Committee or Plan Administrator.

(c)           The expenses of the Custodian shall be borne by the Company.

Section 7.03.        Transferability. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the purchase or receipt of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant, except with respect to the death of the Participant as provided in Sections 6.02 and 6.04.  Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Committee or Plan Administrator, in its sole discretion, may treat such act as an election to withdraw from the Plan in accordance with Section 6.01.

Section 7.04.        Separate Accounting for Payroll Deductions. All funds received or held by the Company under this Plan may be used for the Company’s general corporate purposes, and the Company shall not be obligated to segregate such payroll deductions.

Section 7.05.        Only Employees Eligible To Participate. Notwithstanding any other provision of the Plan, to be eligible to purchase Common Stock hereunder as of a Purchase Date, a Participant must remain an employee at all times from the Offering Date through such Purchase Date.

Section 7.06.        Equal Rights and Privileges. Notwithstanding any other provision of the Plan, all Eligible Employees shall have the same rights and privileges under the Plan, as required by Code Section 423 and the regulations thereunder, and the Committee or Plan Administrator shall administer the Plan and interpret and apply the provisions of the Plan accordingly.

ARTICLE VIII

AMENDMENT AND TERMINATION

Section 8.01.        Adjustment of Stock. In the event of any change after the Effective Date in the outstanding shares of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, or any other change after the effective date of the Plan in the nature of the Common Stock of the Company, the Committee or Plan Administrator shall make a corresponding adjustment in the number and kind of shares reserved under this Plan, and in the purchase price and the number and kind of shares covered by outstanding purchase commitments under this Plan as determined by the Committee or Plan Administrator.  Any determination by the Committee or Plan Administrator hereunder shall be conclusive, final and binding on all persons.  If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or group, or a sale or transfer of substantially all of the

Company’s assets, the Committee or Plan Administrator may take such actions with respect to this Plan as the Committee deems appropriate.

Section 8.02.        Amendment and Termination.

(a)           The Board of Directors may from time to time, alter, amend, suspend, or terminate this Plan in any way; provided, however, that if this Plan is terminated the effective date of termination shall be immediately after the next Purchase Date; provided further, that the Board of Directors may not, without approval by the holders of the issued and outstanding shares of Common Stock:

(i)            increase the maximum number of shares of Common Stock which may be issued under this Plan (other than to reflect adjustment permitted under Section 8.01 hereof);

(ii)           change the class of shares which may be issued under this Plan;

(iii)          change the designation of the persons or class of persons eligible to participate and receive Common Stock under this Plan; or

(iv)          change the provision of Section 5.02 concerning the Purchase Price,

(b)           Unless earlier terminated by the Board of Directors pursuant to paragraph (a) of this Section 8.02, this Plan will terminate on the earlier of: (i) the last day of the Plan Term, or (ii) the date on which the authorized remaining Common Stock reserved for this Plan are not sufficient to enable each Participant on such date to purchase at least one share of Common Stock.  No purchases of Common Stock shall be made after the termination of this Plan.

ARTICLE IX

MISCELLANEOUS

Section 9.01.        Notices. All notices or other communications by a Participant to the Committee or Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Board of Directors of the Company or when received in the form and at the location or by the person specified by the Committee or Plan Administrator.  Any notices or other communications by the Committee or Plan Administrator to a Participant under or in connection with this Plan shall be deemed to have been duly given when mailed by the Committee or Plan Administrator to the most recent address of the Participant on the business records of the Company.

Section 9.02.        No Right To Continued Employment. Neither enrollment in the Plan, the purchase of Common Stock hereunder, nor participation otherwise in the Plan shall be deemed to give any employee the right to be retained in the employ of the Company or of its subsidiaries or to interfere with the right of the Company or the subsidiary to discharge any employee at any time.

Section 9.03.        Notice of Sale.  As a condition of participation in this Plan, each Participant agrees to notify the Company if he or she sells or otherwise disposes of any of his or her shares of Common Stock purchased pursuant to this Plan within two years of the Offering Date on which such shares were offered or within one year of the Purchase Date on which such shares were purchased.  Notwithstanding anything herein to the contrary, the Company (or employer) shall have the right to satisfy any obligations to withhold taxes incurred by reason of the issuance and/or sale of Common Stock hereunder

Section 9.04.        Governmental Regulations.  The Company shall have no obligation to sell and deliver shares of Common Stock under this Plan unless and until (i) it has taken all actions required to register the shares of Common Stock under the Securities Act of 1933; (ii) any applicable listing requirement of any stock exchange (to the extent the Common Stock is then so listed or quoted) for the Common Stock is met; and (iii) all other applicable provisions of state and federal law have been satisfied.

Adopted by the Board of Directors
On October 1, 2009

Approved by the shareholders
on , 2010